Filed pursuant to Rule 424(b)(5)
Registration No. 333-182997

PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 14, 2012)

This prospectus supplement supplements our prospectus supplement dated May 17, 2013 relating to our At The Market offering program.  Please see the “Explanatory Note” contained herein.

Investing in our securities involves a high degree of risk.  See “Risk Factors” contained in the documents we incorporate by reference in this prospectus supplement to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

EXPLANATORY NOTE

On May 17, 2013, we entered into an At The Market Equity Offering Sales Agreement (the “Sales Agreement”) with Stifel, Nicolaus & Company, Incorporated (“Stifel”) relating to our American Depositary Shares (“ADSs”) representing ordinary shares, par value NIS 0.01 per share, having an aggregate offering price of up to $20,000,000.  In accordance with the terms of the Sales Agreement, we could offer and sell up to the maximum dollar amount of our ADSs from time to time through Stifel as our sales agent.  Sales of the ADSs, if any, would be made by means of ordinary brokers' transactions through the facilities of the Nasdaq Capital Market (the “Nasdaq”), at market prices.

We are filing this prospectus supplement to inform investors that we have terminated the At the Market Offering program, effective from the date hereof.